Exhibit 99.1

Curis Reports Fourth Quarter and Year-End 2009 Financial Results

-- Conference call to be held today at 9:00 am EST --

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 25, 2010--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop proprietary targeted medicines for cancer treatment, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2009.

“2009 was an important year for Curis, as we and our collaborators Genentech and Debiopharm continued to advance the research and development of our product candidate pipeline. Our strategy is to develop drug candidates ourselves and with collaborators and believe that this balanced approach has enabled us to develop a broad portfolio of targeted small molecule cancer compounds that have the potential to address substantial unmet needs in cancer,” said Dan Passeri, Curis President and Chief Executive Officer. “We expect that our efforts will result in several important events for the company in 2010. Notably, our collaborator Genentech expects to continue its ongoing clinical trials of GDC-0449, including expecting Phase II data results for GDC-0449 in metastatic colorectal cancer in the second half of 2010. Genentech and Roche are also conducting an ongoing Phase II clinical trial in advanced ovarian cancer as well as a pivotal Phase II study in advanced basal cell carcinoma, or BCC. Pending a successful outcome of the ongoing pivotal BCC study, Roche projects that regulatory submissions for GDC-0449 in advanced basal cell carcinoma could occur in 2011. We also expect to announce data from our Phase I clinical trial of CUDC-101, our most advanced internal drug candidate, as well as the initiation by Debiopharm of a Phase I clinical trial of Debio 0932, an Hsp90 inhibitor that we licensed to Debiopharm in August 2009. We also plan to select a new development candidate from our research programs in 2010 to advance towards an IND filing in 2011. We look forward to providing you with further updates throughout the year.”

For the fourth quarter of 2009, Curis reported a net loss of $2.7 million or ($0.04) per share, as compared to a net loss of $2.2 million or ($0.03) per share for the same period in 2008.

Revenues for the fourth quarter of 2009 were $1.7 million as compared to $3.1 million for the same period in 2008. The decrease in revenues from the prior year period was due to the recognition of $3 million in license fee revenue during the fourth quarter of 2008 related to a payment from our collaborator Genentech for its initiation of a Phase II advanced ovarian cancer trial in December 2008. During the fourth quarter of 2009, Curis recognized license fee revenues of $1.0 million and research and development revenue of $532,000 related to the company’s August 2009 license agreement with Debiopharm.

Operating expenses for the fourth quarter of 2009 were $4.5 million as compared to $5.4 million for the same period in 2008.

  Research and development spending was $2.4 million for the fourth quarter of 2009 as compared to $3.5 million for the same period in 2008. The decrease is primarily attributable to lower spending on Curis’ CUDC-305 (Debio 0932) program as a result of licensing this program to Debiopharm in August 2009, for which all subsequent development costs have been assumed by Debiopharm. Offsetting this decrease, Curis increased spending on other preclinical targeted cancer programs.
  General and administrative spending was $2.0 million for the fourth quarter of 2009 as compared to $1.9 million for the same period in 2008. The increase in general and administrative expenses was primarily due to consulting and legal service costs associated with various corporate matters, including an arbitration proceeding that Curis filed against a former collaborator in 2009 that was settled in February 2010.

For the year ended December 31, 2009, Curis reported a net loss of $9.8 million or ($0.15) per share, as compared to a net loss of $12.1 million or ($0.19) per share for the same period in the prior year.

Revenues for the year ended December 31, 2009 were $8.6 million as compared to $8.4 million for the same period in 2008.

Operating expenses were $18.6 million for the year ended December 31, 2009 as compared to $21.5 million for the same period in 2008.

  Research and development expenses were $9.9 million for the year ended December 31, 2009, as compared to $13.2 million for the same period in 2008. This decrease was primarily the result of decreases in Curis’ 2009 spending associated with CUDC-101 and CUDC-305 (Debio 0932) as compared to 2008.
  General and administrative expenses were $8.7 million for the year ended December 31, 2009, as compared to $8.3 million for the same period in 2008. This increase was primarily due to increased spending for legal services, including an arbitration proceeding that Curis filed against a former collaborator in 2009 that was settled in February 2010, as well as increased costs for business development consulting efforts used to facilitate the company’s licensing agreement with Debiopharm.

As of December 31, 2009, Curis’ cash, cash equivalents and marketable securities totaled $25.0 million, and there were 67.3 million shares of common stock outstanding.

Recent Highlights

-- Earned $8 million from Debiopharm under Hsp90 License Agreement

In February 2010, Debiopharm notified Curis that French regulatory authorities had accepted its clinical trial application for Debio 0932, an Hsp90 inhibitor. As a result, Curis earned an $8 million payment from Debiopharm under the parties’ August 2009 license agreement, which Curis expects will be received during the first quarter of 2010. Debiopharm plans to open a Phase I clinical trial evaluating the safety of Debio 0932 during the second quarter of 2010. The study will be an open label, multi-center dose escalation trial evaluating the safety and maximum tolerated dose of multiple doses of Debio 0932 in patients suffering from advanced solid tumors or lymphoma.

-- Raised $16.25 million in registered direct offering

In January 2010, Curis completed a registered direct offering of 6,449,288 units at a price of $2.52 per unit, for gross proceeds of $16.25 million before deducting placement agents' fees and offering expenses. Each unit consists of one share of the company's common stock and a warrant to buy 0.25 of a share of the company's common stock. The warrants will be exercisable for a period of five years beginning on the date of issuance, at an exercise price of $3.55 per share. Curis received net proceeds from the sale of the units, after deducting offering expenses, of approximately $15.0 million.

-- Chugai to expand GDC-0449 development into Japan market

In February 2010, Curis announced that Chugai Pharmaceutical Co., Ltd. had exercised its right of first refusal for the development and commercialization in Japan of GDC-0449 under an existing agreement with F. Hoffmann-La Roche, Ltd. GDC-0449 is being developed by Genentech, Inc., a wholly owned member of the Roche Group, under the 2003 collaboration agreement between Genentech and Curis. The Company believes that the combined development efforts of Genentech, Roche and Chugai will provide significant opportunities for the development of GDC-0449 in the majority of the significant global pharmaceutical markets.

-- Settlement with former collaborator

On February 4, 2010, Curis entered into a settlement, mutual release and termination agreement with Micromet, Inc. to resolve a claim filed by Curis with the American Arbitration Association, relating to a June 2001 agreement for the purchase and sale of single chain peptide business between Curis and Micromet’s wholly owned subsidiary Micromet AG under which Micromet AG acquired from the Company certain intellectual property assets relating to single chain antibodies, including patents and license agreements. Pursuant to the settlement agreement, Micromet has made a final payment of $4 million to Curis in order to settle the dispute and discharge and terminate all future payment obligations that would have arisen under the June 2001 agreement. Curis currently expects that it will record a gain of approximately $2.5 million during the first quarter of 2010 following the payment of expenses associated with the arbitration process and this settlement.

-- Published Preclinical Data for Hsp90 Inhibitor in Erlotinib-Resistant Non-Small Cell Lung Cancer

In December 2009, Curis announced that preclinical data related to CUDC-305, an Hsp90 inhibitor now known as Debio 0932, was published in Molecular Cancer Therapeutics.

Financial Guidance

The Company expects to end 2010 with cash, cash equivalents and marketable securities of $30 to $35 million, which includes the $8 million that Curis will receive from Debiopharm resulting from French regulatory authorities’ acceptance of a clinical trial application for Debio 0932. This guidance excludes any other potential payments from existing or new collaborators; for example, Curis also is eligible to receive an additional payment from Debiopharm upon the treatment of the fifth patient in the Phase I clinical trial.

Curis expects that 2010 research and development expenses will be $13 to $17 million and that general and administrative expenses will be $8 to $9 million. These expense projections include $500,000 to $700,000 and $1.2 million to $1.4 million of stock-based compensation expense for research and development and general and administrative expense, respectively. Actual 2010 stock-based compensation expense may be higher as the Company issues additional awards as part of its planned compensation programs, consistent with past practices.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, February 25, 2010, at 9:00 am EST, to discuss Curis’ financial results for the fourth quarter and year ended December 31, 2009, and corporate developments, plans and strategies.

To access the live conference call, please dial (800) 638-4817 from the United States or Canada or (617) 614-3943 from other locations, shortly before 9:00 am EST. The conference ID number is 17998308. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 5:00 pm EST, Thursday, March 4, 2010. To access the replay, please dial (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 74271618.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$1,724,237	$3,104,503	$8,589,940	$8,366,617

Operating expenses:
Research and development	2,439,645	3,549,688	9,932,768	13,226,449
General and administrative	2,010,679	1,857,538	8,702,082	8,259,812
Total operating expenses	4,450,324	5,407,226	18,634,850	21,486,261

Net loss from operations	(2,726,087)	(2,302,723)	(10,044,910)	(13,119,644)

Other income, net	20,109	146,299	222,309	996,546
Net loss	$(2,705,978)	$(2,156,424)	$(9,822,601)	$(12,123,098)

Basic and diluted net loss per common share	$(0.04)	$(0.03)	$(0.15)	$(0.19)
Basic and diluted weighted average common shares outstanding	66,673,878	63,492,498	65,060,514	63,378,159

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2009	December 31, 2008
ASSETS

Cash, cash equivalents and marketable securities	$25,034,897	$28,852,995
Short-term investments – restricted	216,002	210,007
Accounts receivable	515,758	107,341
Property and equipment, net	715,429	1,448,176
Goodwill	8,982,000	8,982,000
Other assets	635,163	381,353
Total assets	$36,099,249	$39,981,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,571,158	$2,757,276
Deferred revenue	475,833	-
Total liabilities	3,046,991	2,757,276

Total stockholders' equity	33,052,258	37,224,596

Total liabilities and stockholders' equity	$36,099,249	$39,981,872

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new medicines for cancer. In expanding its drug development efforts in the field of cancer through its targeted cancer programs, Curis is building upon its experience in targeting signaling pathways for the development of next generation targeted cancer therapies. For more information, visit Curis’ website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation the Company's statements regarding: planned developments in its and its collaborators’ clinical research and development programs in 2010 and beyond; the potential benefits of the Company’s strategies and programs; the estimated period in which Curis will have cash to meet its operating requirements and its assumptions about factors that may affect such period; and expectations regarding the Company’s 2010 year-end cash position and 2010 research and development and general and administrative expenses. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its Phase I clinical trial of CUDC-101, and with respect to its ongoing preclinical studies of its other targeted cancer programs.
  Genentech and Debiopharm may experience adverse results, delays and/or failures in their respective development programs under collaboration with Curis. For example, Genentech may not be able to replicate in later trials any favorable outcomes from earlier trials of GDC-0449, and Debiopharm may not be able to successfully advance Debio 0932 into clinical trials as planned.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements, and may not received additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis' estimated operating expenses for 2010 and beyond.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech and Debiopharm, and the risk that any such collaborators will not perform adequately.
  Curis also faces other risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report for the quarter ended September 30, 2009 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com